                                                                     EXHIBIT 5.1



                                                                25 November 2002

Cooper Industries, Ltd.
Cedar House
41 Cedar Avenue
Hamilton  HM12
Bermuda

Dear Sirs

COOPER INDUSTRIES, LTD. (THE "COMPANY")

We have acted as legal counsel to the Company in Bermuda and this opinion is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 in relation to the registration of up to 300,000 Class A Common Shares of par value US$0.01 each (the "Shares") in the share capital of the Company (the "Registration Statement") which Shares may be issued pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents"). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Plan.

ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)      the genuineness of all signatures on the Documents;

(c) the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(d) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

Cooper Industries, Ltd.                 -2-


(e) that the Plan constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the Plan or by the delivery of the Plan or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under the Plan is required to be performed or taken in any jurisdiction outside Bermuda such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g) that the Company is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time (the "IBA");

(h) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to enter into the Plan, or to perform their obligations thereunder not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i) that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there was reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company; and

(j) that when any of the Shares are issued, the issue price will be not less than the par value of those shares and the Company will have sufficient authorised capital to effect the issue.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued and paid for pursuant to and in accordance with the terms of the Plan, the Resolutions, and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid, non-assessable shares of the Company.

Cooper Industries, Ltd.                 -3-

RESERVATIONS

We have the following reservations:-

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) Any reference to this opinion to being "non-assessable" shall mean to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ APPLEBY SPURLING & KEMPE

                                    SCHEDULE


 1. A copy of the Registration Statement on Form S-3, pursuant to which the Company will register 300,000 Class A Common Shares of par value US$0.01 each in the share capital of the Company (the "Registration Statement").

 2. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "Constitutional Documents").

3.       A faxed copy of the Dividend Reinvestment and Stock Purchase Plan (the
         "Plan").

 4. A certified copy of the resolutions of the Board of Directors of the Company passed at a Meeting of the Board of Directors held on August 6, 2002, at which the Plan was adopted and the issuance of the Shares pursuant to it was approved (the "Resolutions").

 5. A copy of the letter from the Bermuda Monetary Authority dated 25th November, 2002 consenting to the issue of the Shares.